CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Independent Registered Public Accounting Firm and Legal Counsel" in the Statement of Additional Information and "Financial Highlights" in the Prospectus and to the use of our report dated February 20, 2006, in this Registration Statement (Form N-2 No. 333-99281 and 811-21195) of UBS M2 Fund, L.L.C.

Ernst & Young LLP

New York, New York
March 14, 2006